TODD SHIPYARDS CORPORATION ON LIST OF ADDITIONS TO THE RUSSELL 3000® INDEX

VIA FACSIMILE	CONTACT: HILARY PICKEREL
Total Pages - 1	SHAREHOLDER RELATIONS
206-623-1635 Ext. 106

SEATTLE, WASHINGTON...June 16, 2009...Todd Shipyards Corporation ("Company") (NYSE:TOD) announced that the Company's shares were included on the preliminary list of additions to the Russell 3000® Index announced on June 12, 2009. According to www.russell.com, "The Russell 3000 Index measures the performance of the largest 3000 U.S. companies representing approximately 98% of the investable U.S. equity market." The reconstitution for the Russell 3000® Index will be final on June 26 after the close of the U.S. markets. Final membership lists will be posted on the Russell web site (www.russell.com) on June 29.

The Company's wholly owned subsidiary, Todd Pacific, performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest and provides new construction and industrial fabrication services for a wide variety of customers. Its customers include the U.S. Navy, the U.S. Coast Guard, NOAA, the Washington State Ferry system, the Alaska Marine Highway System, and various other commercial and governmental customers. Todd has operated a shipyard in Seattle since 1916.